Amendment
to
Limited Eaton Service
Supplemental Retirement Income Plan I

(January 1, 2003 Restatement)

WHEREAS, the Company maintains in effect the Limited Eaton Service Supplemental Retirement Income Plan I under a January 1, 2003 Restatement, as amended (the "Plan"); and

WHEREAS, the Company reserves the right to amend the Plan; and

WHEREAS, the Company wishes to amend the Plan in order to reflect the corporate restructuring of Eaton Corporation pursuant to which common shares of Eaton Corporation will be converted into ordinary shares of Eaton Corporation plc.

NOW THEREFORE, the Plan is amended, effective as of the Merger Effective Time described in the Transaction Agreement dated May 21, 2012, as amended by Amendment No. 1 to the Transaction Agreement, dated June 22, 2012, and Amendment No. 2 to the Transaction Agreement, dated October 19, 2012, between Cooper Industries plc, Eaton Corporation, Abeiron Limited, Comdell Limited, Turlock B.V., and Turlock Corporation, as follows:

1.
The first sentence of Article II is hereby amended in its entirety to read as follows: All officers of the Company and any other executive of the Company designated by the Board of Directors of Eaton Corporation plc (the "Board") shall be eligible to participate under the Limited Service Plan (a "Participant"). Each Participant shall be required to enter into an Agreement with the Company to evidence that participation.

2.	The definition of "Change in Control" in Article III of the plan is hereby amended by replacing "Company" with "Eaton Corporation plc" in each place "Company" appears.

3.
The first sentence of Section 8.06 of the Plan is hereby amended in its entirety to read as follows: The Company fully expects to continue the Plan but it reserves the right, at any time or from time to time, by action of the Board, to modify or amend the Plan, in whole or in part, or to terminate the Plan, in whole or in part, at any time and for any reason, including, but no limited to, adverse changes in federal tax laws.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed through duly authorized persons on this 29th day of November, 2012.

EATON CORPORATION

/s/ Cynthia Brabander
Cynthia Brabander, Executive Vice President and Chief Human Resources Officer of Eaton Corporation